                                                                   Exhibit 99.1
PRESS RELEASE

-------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com
FOR RELEASE
TUESDAY, FEBRUARY 2, 1999

CONTACT:   JOHN J. KENNEDY
           CHIEF FINANCIAL OFFICER
           (281) 443-3370


                       SMITH INTERNATIONAL, INC. REPORTS
                             FOURTH QUARTER RESULTS

      HOUSTON, Texas (February 2, 1999)... Smith International, Inc. (NYSE,
PSX: SII) today announced fourth quarter net earnings, excluding a special charge (as previously announced) for restructuring costs and asset write-downs, of $12.5 million or $0.26 per share on a diluted basis. Net earnings for the fourth quarter of 1997 were $36.0 million or $0.75 per share on a diluted basis. Including the special charge of $42.4 million before taxes ($28.6 million or $0.59 per share after tax) the Company reported a net loss of $16.1 million or $0.33 per share on a diluted basis. The special charge includes $27.5 million of restructuring costs related to personnel reductions and facility closures, which are included in merger and restructuring costs, and $14.9 million of costs associated with inventory write-downs, which have been recorded in cost of revenues.

      The Company reported revenues of $461.8 million for the fourth quarter of 1998, a decrease of 21 percent from the fourth quarter of 1997. The average number of rigs drilling for oil and gas worldwide decreased by 30 percent over the same period. The major declines in drilling activity were in the U.S. and Canada where the average number of rigs drilling decreased by 31 percent and 55 percent, respectively, from the fourth quarter of 1997. The revenue decrease in the U.S. was in line with the decline in drilling activity and revenues in Canada decreased by 43 percent. Revenues also declined in Latin America and the Far East partially offset by increases in Europe/Africa and the Middle East. Operating income for the quarter excluding the special charge was $31.6 million compared to $73.5 million in the fourth quarter of 1997.

      For the year ended December 31, 1998 the Company reported net income of $99.8 million or $2.07 per share on a diluted basis (excluding special charges recorded in the second and fourth quarters totaling $65.8 million after tax) on revenues of $2.1 billion. Earnings for the prior fiscal year, restated for the acquisition of Wilson Industries, Inc., were $121.3 million or $2.52 per share on a diluted basis, on revenues of $2.2 billion. Including the after tax impact of the special charges, net earnings for fiscal 1998 were $34.1 million or $0.70 per share on a diluted basis.

      M-I Fluids reported revenues of $203.2 million in the fourth quarter of 1998, a decrease of 14 percent from the fourth quarter of 1997. The revenue decrease was lower than the decline in rig activity as lower oil prices had less of an effect on deepwater Gulf of Mexico projects.

      M-I Swaco reported revenues of $33.9 million, a 4 percent decrease from the fourth quarter of 1997. Incremental revenues from the Safeguard and DSR acquisitions were offset by rental revenue declines in Canada and Latin America associated with reduced activity levels.

      Smith Bits reported revenues of $65.3 million, a decrease of 25 percent from the fourth quarter of 1997. Revenues from sales of three-cone bits declined primarily in the U.S. and Canada. Activity declines resulted in lower unit sales of diamond drill bits, which were partially offset by the sale of larger-size bits.

      Smith Drilling and Completions reported revenues of $68.1 million, a decrease of 18 percent from the fourth quarter of 1997 with 27 percent of the revenue decline associated with lower sales of tubular goods. Additionally, decreases in North Sea activity levels adversely impacted remedial revenues and contributed to the quarter-to-quarter decline.

      Wilson Supply reported revenues of $91.3 million, a decrease of 37 percent from the fourth quarter of 1997. Lower sales of tubular goods accounted for almost 70 percent of the revenue decline. Sales of other products to the upstream sector accounted for the balance of the revenue decrease, as revenues from the downstream sector remained relatively constant with the fourth quarter of 1997.

      Commenting on the results, Chairman and CEO Doug Rock stated, "The fourth quarter decline in drilling activity, particularly in North America, resulted in further restructuring of our operations. However, we are using this downturn as an opportunity to consolidate the key markets in which we operate. That is why the Schlumberger / M-I and Continental Emsco / Wilson Joint Ventures are so important to Smith's future."

      Loren Carroll, Executive Vice President added, "Despite the difficult operating environment, our cash flow continues to be strong. Excluding the impact of the special charges recorded during the year, our fiscal 1998 operating cash flow, consisting of earnings before interest, taxes and minority interests plus depreciation and amortization, after reduction for the effect of minority interest, totaled $256.3 million or $5.30 per share. Additionally we reported a substantial decline in working capital during the fourth quarter which resulted in reduced borrowings of approximately $50 million."

      Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.

      Unaudited financial highlights follow:

                           SMITH INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Three Months Ended                     Year Ended
                                                           December 31,                       December 31,
                                                      -------------------------        ---------------------------
                                                        1998             1997             1998            1997
                                                      --------        ---------        ----------      -----------
                                                                      (Restated)                        (Restated)
Revenues.........................................     $461,824        $ 587,876        $2,118,715      $ 2,167,952

Costs and expenses:
   Cost of revenues..............................      342,052          405,421         1,489,656        1,515,353
   Selling expenses..............................       81,784           84,991           339,097          314,533
   General and administrative expenses...........       21,239           23,950            82,153           89,120
   Merger and restructuring costs................       27,500               -             82,500               -
                                                      --------        ---------        ----------      -----------
      Total cost and expenses....................      472,575          514,362         1,993,406        1,919,006
                                                      --------        ---------        ----------      -----------

Earnings (loss) before interest and taxes........      (10,751)          73,514           125,309          248,946

Interest expense, net............................       13,057            8,266            43,371           28,991
                                                      --------        ---------        ----------      -----------

Income (loss) before income taxes and
   minority interests............................      (23,808)          65,248            81,938          219,955

Income tax provision (benefit)...................       (7,872)          17,998            26,279           59,109
                                                      --------        ---------        ----------      -----------

Income (loss) before minority interests..........      (15,936)          47,250            55,659          160,846

Minority interests...............................          133           11,246            21,590           39,517
                                                      --------        ---------        ----------      -----------

Net income (loss)................................     $(16,069)       $  36,004        $   34,069      $   121,329
                                                      ========        =========        ==========      ===========

Earnings (loss) per share:
   Basic.........................................     $  (0.33)       $    0.76        $     0.71      $      2.55
                                                         =====             ====              ====             ====
   Diluted.......................................     $  (0.33)       $    0.75        $     0.70      $      2.52
                                                        ======             ====              ====             ====

Weighted average shares outstanding:.............
   Basic.........................................       48,134           47,556            47,909           47,504
   Diluted.......................................       48,134           48,149            48,341           48,083

OTHER DATA:
Depreciation and Amortization....................     $ 18,620        $  17,232        $   70,316      $    58,553
Capital Spending (a).............................     $ 26,171        $  34,794        $  119,204      $   113,146


NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $102.8 million and $98.7 million in 1998 and 1997, respectively.

                           SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                               ($'S IN THOUSANDS)

                                                                  THREE MONTHS
                                                               ENDED DECEMBER 31,
                                           ------------------------------------------------------------
                                                    1998                               1997
                                           ------------------------          --------------------------
                                                                                    (RESTATED)
  M-I FLUIDS                                              $203,236                            $236,355

  M-I SWACO                                                 33,934                              35,259

  SMITH BITS                                                65,315                              87,360

  SMITH DRILLING & COMPLETIONS                              68,072                              83,337

  WILSON SUPPLY                                             91,267                             145,565
                                           ------------------------          --------------------------

  TOTAL                                                   $461,824                            $587,876
                                           ========================          ==========================


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                           ------------------------------------------------------------
                                                    1998                               1997
                                           ------------------------          --------------------------
                                                                                     (RESTATED)

  M-I FLUIDS                                              $868,141                            $872,290

  M-I SWACO                                                146,308                             128,758

  SMITH BITS                                               308,263                             328,112

  SMITH DRILLING & COMPLETIONS                             323,456                             295,498

  WILSON SUPPLY                                            472,547                             543,294
                                           ------------------------          --------------------------

  TOTAL                                                 $2,118,715                          $2,167,952
                                           ========================          ==========================